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                                                                   EXHIBIT 10.14

                          Agreement of Employment Terms


This Agreement of Employment Terms ("Agreement") is made between Jack Acosta ("Employee") and Sybase, Inc., effective as of August 1, 1996.

WHEREAS, Sybase wishes to retain Employee in its employ as Chief Financial Officer;

WHEREAS, Employee has a competing offer of employment to serve as Chief Financial Officer of another publicly held software concern, which offer includes terms substantially similar to those included in this Agreement;

WHEREAS, Employee is willing to remain with Sybase, in the role of Chief Financial Officer, on the terms provided herein;

NOW, THEREFORE, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated.

a. "Cause" shall mean:

           (i) Employee personally engaging in conduct that he reasonably should know or that he intends to be seriously injurious to Sybase or its affiliates or employees;

           (ii) Employee being convicted of a felony under the laws of the United States or any State, or committing an act of dishonesty or fraud against, or the misappropriation of property belonging to, Sybase or its affiliates;

           (iii) Employee knowingly and intentionally breaching in any material respect the terms of the Nondisclosure Agreement between Employee and Sybase;

           (iv) Employee's commencement of employment with another employer while he is an employee of Sybase; or

           (v) continued violations by Employee of his duties as an employee of Sybase which are demonstrably willful and deliberate on Employee's part after there has been delivered to Employee a written demand for performance from Sybase which describes the basis for Sybase's belief that Employee has not substantially performed his duties.

b. "Disability" shall mean that Employee has been unable to perform his




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duties as an employee of Sybase as the result of incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Employee or his legal representative.

2. If at any time prior to August 1, 1998, Employee's employment with Sybase is terminated as a result of an involuntary termination other than for Cause or Disability, then Employee shall be entitled to receive severance pay in an amount equal to Employee's annual base salary at the time of such termination. Such amount shall be paid semi-monthly, subject to all necessary withholding. In addition, during the one-year period following such termination, Sybase shall continue to make available to Employee on the same terms offered to all other regular, similarly situated employees health, dental, vision, life, dependent life, long-term disability, accidental death and dismemberment and other similar insurance coverages existing on the date of Employee's termination, and throughout such period Employee shall be entitled to participate in the Sybase, Inc. Employee Stock Purchase Plan and Executive Deferred Compensation Plan and Employee's stock options shall continue vesting in accordance with the terms of their respective written option agreements.

Notwithstanding any provision of this Agreement, in the event the termination of Employee's employment with Sybase occurs within 18 months after a Change of Control, as such term is defined in the Statement of Employment Terms effective as of July 29, 1996 between Employee and Sybase (the "Statement of Employment Terms"), then Employee's rights to severance benefits shall be governed by the terms of said Statement of Employment Terms, and no amounts shall be paid and no benefits shall be granted to Employee under this Agreement in that event.
Section 2(b) of the Statement of Employment Terms is hereby amended so as to add to the end of the last sentence thereof the following words: ", or as may be provided under the Agreement of Employment Terms between the Employee and the Company effective as of August 1, 1996."

3. If Employee's employment terminates by reason of his voluntary resignation, then Employee shall not be entitled to any severance or other benefits except for such benefits (if any) as may then be established under Sybase's then existing written severance and benefits plans and written policies at the time of such resignation.

4. Termination of Employee's employment as a result of Disability may only be effected after 30 days' written notice by Sybase of its intention to terminate Employee's employment. In the event that Employee resumes the performance




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of substantially all of his duties before the proposed termination becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked. If Sybase terminates Employee's employment as a result of his Disability or death, then Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under Sybase's then existing written severance and benefits plans and written policies at the time of such termination.

5. If Employee's employment is terminated involuntarily for Cause, then Employee shall not be entitled to receive any severance or other benefits following the date of such termination, and Sybase shall have no obligation to provide for the continuation of any benefits or insurance plans existing on the date of such termination, other than as required by law.

6. Any successor of Sybase (whether direct or indirect and whether by purchase, lease, merger, consolidation liquidation or otherwise) or to all or substantially all of Sybase's business and/or assets shall be bound by the obligations under this Agreement. All rights of Employee under this Agreement shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. This Agreement and the Statement of Employment Terms constitute the entire agreement of the parties with respect to the subject hereof.

IN WITNESS WHEREOF, each of the parties has signed this Agreement as of the date first written above.

SYBASE, INC.


By      /s/ LAURIE B. KEATING                       /s/ JACK ACOSTA
       --------------------------------            ----------------------------
        Laurie B. Keating                           Jack Acosta
        Senior Vice President